UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 14, 2010

OCCULOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 Roselle Street, Suite 100
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 14, 2010, OccuLogix, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agreement”) with Rodman & Renshaw, LLC (“Rodman”), pursuant to which Rodman agreed to act as the Company’s exclusive placement agent and to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock and warrants to purchase an additional shares of common stock in a registered direct public offering (the “Financing”).  Assuming the sale of all of the shares of common stock and warrants in the offering, at the closing of the Financing the Company will pay Rodman a fee equal to approximately $350,000 or 7% of the gross proceeds from the Financing (the “Fee”).  In addition, the Company will reimburse Rodman for expenses in an amount equal to 1% of the gross proceeds, not to exceed $50,000.

The securities will be issued pursuant to a securities purchase agreement (the “Purchase Agreement”), by and between the Company and certain investors, pursuant to which the Company agreed to sell an aggregate of 1,552,795 shares of its common stock and warrants to purchase an additional 621,118 shares of common stock to such investors.  The purchase price per unit, consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock is $3.22.  Pursuant to the Purchase Agreement, the Company will issue common stock purchase warrants (the “Warrants”) to the investors.  The Warrants to purchase common stock have an exercise price of $4.00 per share and will be exercisable in accordance with their terms at any time commencing on the six-month anniversary of the closing date of the Financing and ending at on the 18-month anniversary of the closing of the Financing.  The net proceeds to the Company from the Financing after deducting placement agent fees and estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $4.55 million.  The transaction is expected to close on March 18, 2010, subject to satisfaction of customary closing conditions.

The foregoing summary descriptions of the material terms of the Placement Agreement, Purchase Agreement and Warrants are qualified in their entirety by reference to such documents which are Exhibits 99.1, 99.2 and 4.1, respectively, and which are incorporated herein by reference.

The related opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is filed as Exhibit 5.1 hereto.

The common stock, Warrants and common stock issuable upon the exercise of the Warrants will be issued pursuant to a prospectus supplement dated March 14, 2010 (the “Prospectus Supplement”) to be filed with the Securities and Exchange Commission on or prior to March 16, 2010, together with related base prospectuses, in connection with a takedown from the Company’s shelf registration statement on Form S-3/A (Registration No. 333-157269), which the Securities and Exchange Commission declared effective on July 20, 2009.

On March 15, 2010, the Company issued a press release announcing the Financing.  A copy of the press release is filed as Exhibit 99.3 hereto.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2010, the Board of Directors (the “Board”), of the Company appointed Paul Karpecki, O.D. to serve as a director on the Board.  His term will expire at the 2010 annual meeting.  In addition, Dr. Karpecki has also agreed to serve on the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committees of the Board.

In connection with his appointment to the Board, Dr. Karpecki will receive an option to purchase 15,000 shares of the Company’s common stock under the Company’s 2002 Stock Option Plan, as amended in 2008 (the “Plan”), at an exercise price equal to the greater of (1) the market price of the underlying shares on the date of grant, as determined pursuant to the TSX rules, and (2) the “Fair Market Value” of the underlying shares on the date of grant, calculated in accordance with the provisions of the Plan.

Item 8.01.  Other Events.

Certain updates to the Company’s quarterly report on Form 10-Q, filed November 13, 2009, for the period ending September 30, 2009, are filed on the disclosure schedule, as Exhibit 99.4 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant (incorporated by reference from Annex A to the free writing prospectus of the Company filed with the SEC on the date hereof).

5.1	Legal Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of March 14, 2010.

99.1	Placement Agent Agreement, dated as of March 14, 2010, by and between the Company and Rodman & Renshaw, LLC.

99.2	Purchase Agreement (incorporated by reference from Annex A to the free writing prospectus of the Company filed with the SEC on the date hereof).

99.3	Press Release of the Company dated March 15, 2010.

99.4	Disclosure Schedule of the Company.

99.5	Distribution Agreement, dated as of August 20, 2009, by and between the Company and Science with Vision, a Canadian corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  March 15, 2010